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EXHIBIT 99.2


THE OSTEEN'S NIGHT OF HOPE GOES INTERACTIVE WITH ACE MARKETING & PROMOTIONS,
INC.

2009-04-21 09:00 ET - News Release


VALLEY STREAM, NY -- (MARKET WIRE) -- 04/21/09 Ace Marketing & Promotions, Inc. (OTCBB: AMKT) announced today that if you are attending the Osteen's Night of Hope event on April 25th at Yankee Stadium, make sure to turn your Bluetooth Visibility to "ON" and "Discoverable" in the mobile device's settings menu to receive FREE event related content. Wi-Fi and iPhone users simply connect to the Night of Hope Network. Here's how to receive the content. Ace Marketing's Proximity Marketing(SM) content delivery system will detect "Bluetooth-enabled" devices that enter "The Stadium," at several different locations or "Zones" throughout the concourse. Once detected, a Bluetooth permission request will ask, "Would You Like To Receive A Free Video?" Once accepted, the upload process is initiated and the content is stored in the mobile device's media folder and can then be shared with family and friends around the globe. Since there is no need for an internet connection or network signal and does not use cell phone minutes, the interactive content is totally FREE to consumers. People that attend will hear an inspirational message from Joel and Victoria as well as music from Grammy Award-winning artist Israel Houghton and the Lakewood worship team.


WHAT: "A Night of Hope" with Joel and Victoria Osteen

WHERE: Yankee Stadium, Bronx, NY

WHEN: Saturday, April 25, 2009

TIME: 7:00 pm (Doors open at 5:30 pm)

Tickets are $15 and are on sale now through Ticketmaster or www.joelosteen.com

ABOUT ACE MARKETING & PROMOTIONS, INC.

Ace Marketing & Promotions Inc., based in New York, is a full-service sports & entertainment promotional marketing company offering a wide array of business solutions which include mobile website development, portable media, ACE CMS Platform, print solutions and Branded Merchandise & Fulfillment. Ace Marketing & Promotions Inc. is a leader in Proximity Marketing(SM) with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform capable of consolidating a portion of the promotional products industry. Proximity Marketing(SM), Rockzimity, and Rockzimity Marketing are service marks of Ace Marketing & Promotions Inc. 2009. Ace's Corporate Overview is available at http://www.acemarketing.net on the "About Us" tab. Ace has recently added several new revenue stream models. The long-term strategic plan is for Ace to find new opportunities while leveraging its core competencies. For a demo of Ace's Proximity Marketing you can visit http://www.acemarketingdemo.com. For additional information, a copy of Ace's Form 10-K can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.



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CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS"
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Media Contact:
Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com